Exhibit 21







                    REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS


To the Board of Directors of
Phoenix Leasing Associates II, Inc.:

         We have audited the accompanying consolidated balance sheets of Phoenix Leasing Associates II, Inc. (a Nevada corporation) and subsidiary as of September 30, 2001 and 2000. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

         We conducted our audits in accordance with auditing standards generally accepted in the United States. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

         In our opinion, the balance sheets referred to above present fairly, in all material respects, the financial position of Phoenix Leasing Associates II, Inc. and subsidiary as of September 30, 2001 and 2000, in conformity with accounting principles generally accepted in the United States.



                                                                 ARTHUR ANDERSEN

San Francisco, California,
November 30, 2001

               PHOENIX LEASING ASSOCIATES II, INC. AND SUBSIDIARY

                           CONSOLIDATED BALANCE SHEETS

                                     ASSETS

                                                             September 30,
                                                           2001         2000
                                                           ----         ----

Cash ................................................. $       631  $    35,703
Due from Phoenix Leasing Cash Distribution
  Fund V, L.P. .......................................     170,986      184,586
Investment in Phoenix Leasing Cash Distribution
  Fund V, L.P. .......................................      53,850       35,436
                                                       -----------  -----------

         Total Assets ................................ $   225,467  $   255,725
                                                       ===========  ===========


                      LIABILITIES AND SHAREHOLDER'S EQUITY

Liabilities:

     Accounts payable and accrued expenses ........... $     3,334  $     4,550
                                                       -----------  -----------

         Total Liabilities ...........................       3,334        4,550
                                                       -----------  -----------

Minority Interest in Consolidated Subsidiary .........     159,608      159,608
                                                       -----------  -----------


Shareholder's Equity:

     Common Stock, without par value, 100 shares
       authorized and outstanding ....................   4,000,100    4,000,100
     Retained earnings ...............................   2,940,612    2,586,309
     Less:
       Note receivable from affiliate ................  (4,000,000)  (4,000,000)
       Due from Phoenix Leasing Incorporated and
         affiliates ..................................  (2,878,187)  (2,494,842)
                                                       -----------  -----------

         Total Shareholder's Equity ..................      62,525       91,567
                                                       -----------  -----------

         Total Liabilities and Shareholder's Equity .. $   225,467  $   255,725
                                                       ===========  ===========

      The accompanying notes are an integral part of these balance sheets.

               PHOENIX LEASING ASSOCIATES II, INC. AND SUBSIDIARY

                    NOTES TO THE CONSOLIDATED BALANCE SHEETS

                               September 30, 2001


Note 1.  Organization:

         Phoenix Leasing Associates II, Inc., (the Company), was formed under the laws of Nevada on June 14, 1990. The Company is a wholly-owned subsidiary of Phoenix Leasing Incorporated (PLI), a California corporation, and was originally formed to serve as the general partner of Phoenix Leasing Cash Distribution Fund V, L.P. (CDF V), a California limited partnership.

         On August 17, 1990, the Company organized Phoenix Leasing Associates II L.P., a California limited partnership (PLAIILP), to replace the Company as the general partner in CDF V. The limited partner of PLAIILP is Lease Management Associates, Inc., a Nevada corporation controlled by an officer of the Company, who also controls the parent company of PLI. As the general partner of CDF V, PLAIILP earns acquisition and management fees and receives the profits, losses and distributions which are to be allocated to the Company (Note 6). The Company is the general partner of PLAIILP and, as of September 30, 2001 and 2000 has a 50% ownership interest. This ownership interest is subject to change in accordance with the PLAIILP Partnership Agreement. Profits, losses and distributions attributable to acquisition fees paid to PLAIILP by CDF V are allocated in proportion to the partners' ownership interests. All other profits, losses and distributions are allocated to the Company.

Note 2.  Principles of Consolidation:

         The consolidated balance sheets as of September 30, 2001 and 2000, include the accounts of the Company and its subsidiary, PLAIILP, over which the Company exerts significant control and influence. All significant intercompany accounts and transactions have been eliminated in consolidation. The minority interest represents the limited partner's interest in PLAIILP.

         The Company records its investment in CDF V under the equity method of accounting. As general partner, the Company has complete authority in, and responsibility for, the overall management of CDF V, which includes responsibility for supervising CDF V's acquisition, leasing, remarketing activities and its sale of equipment.

Note 3.  Use of Estimates:

         The preparation of consolidated financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the consolidated financial statements. Actual results could differ from those estimates.

Note 4.  Notes Receivable from Affiliate:

         PLI, the sole shareholder of the Company, as of September 30, 2000 and 1999, has issued demand promissory notes to the Company totaling $4,000,000. There are no restrictions or covenants associated with this note which would preclude the Company from receiving the principal or interest amounts under the terms of the notes. The notes bear interest at a rate equal to the lesser of 10% or prime rate plus 1%, as determined by Citibank, N.A., New York, New York. Interest is payable by PLI on the first business day of each calendar quarter. The principal amount is due and payable upon demand by the Company.

               PHOENIX LEASING ASSOCIATES II, INC. AND SUBSIDIARY

                    NOTES TO THE CONSOLIDATED BALANCE SHEETS

                               September 30, 2001


Note 5.  Income Taxes:

         Effective July 1, 1998, the Company and all its subsidiaries adopted treatment as an "S" Corporation pursuant to the Federal Income Tax Regulations for tax reporting purposes. Federal and state income tax regulations provide that taxes on the income or loss of the Company are reportable on the shareholder's individual return.

Note 6.  Compensation and Fees:

         PLAIILP receives acquisition fees equal to three percent of the purchase price of assets acquired or financed by CDF V in connection with the analysis, selection and acquisition or financing of assets, and the continuing analysis of the overall portfolio of the CDF V's assets, and management fees equal to three percent of CDF V's gross revenues in connection with managing the operations of CDF V. In addition, PLAIILP receives an interest in CDF V's profits, losses and distributions. Management fees of $12,367 and $24,330 and acquisition fees of $158,619 and $160,256, as of September 30, 2001 and 2000, respectively, are included in Due from Phoenix Leasing Cash Distribution Fund V, L.P. on the consolidated balance sheets.

Note 7.  Related Parties:

         The Company has entered into an agreement with PLI, whereby PLI will provide management services to PLAIILP in connection with the operations and administration of CDF V. In consideration for the services and activities to be performed by PLI pursuant to this agreement, the Company pays PLI fees in an amount equal to: three percent of CDF V's cumulative gross revenues plus the lesser of three percent of the purchase price of equipment acquired by and financing provided to businesses by CDF V or 100% of the net cash attributable to the acquisition fee which has been distributed to the Company plus 100% of all other net cash from operations of PLAIILP. Management fees paid to PLI equal $371,758 and $606,730 for the twelve months ended September 30, 2001 and 2000, respectively.

Note 8.  Commitments and Contingencies:

         On October 28, 1997, a Class Action Complaint (the "Complaint") was filed against Phoenix Leasing Inc., Phoenix Leasing Associates, II and III L.P., Phoenix Securities Inc. and Phoenix American Inc. (the "Companies") in California Superior Court for the County of Sacramento by eleven individuals on behalf of investors in Phoenix Leasing Cash Distribution Funds I through V (the "Partnerships"). The Companies were served with the Complaint on December 9, 1997. The Complaint sought declaratory and other relief including accounting, receivership, imposition of constructive trust and judicial dissolution and winding up of the Partnerships, and damages based on fraud, breach of fiduciary duty and breach of contract by the Companies as general partners of the Partnerships.

               PHOENIX LEASING ASSOCIATES II, INC. AND SUBSIDIARY

                    NOTES TO THE CONSOLIDATED BALANCE SHEETS

                               September 30, 2001


Note 8.  Commitments and Contingencies (continued):

         Plaintiffs severed one cause of action from the Complaint, a claim related to the marketing and sale of Cash Distribution Fund V, and transferred it to Marin County Superior Court (the "Berger Action"). Plaintiffs then dismissed the remaining claims in Sacramento Superior Court and re-filed them in a separate lawsuit making similar allegations (the "Ash Action").

         The Ash complaint includes six causes of action: breach of fiduciary duty, constructive fraud, judicial dissolution of Cash Distribution Fund IV, judicial dissolution of Cash Distribution Fund V, accounting and alter ego. The Companies recently answered the complaint and discovery has commenced. The plaintiffs' depositions have been taken and plaintiffs recently took depositions of the Companies.

         The Berger complaint relates to alleged misrepresentations made in connection with the offering of Cash Distribution Fund V. The Companies have answered the complaint and discovery has commenced. A class has been certified. The plaintiffs' deposition have been taken and plaintiffs recently took depositions of defendants.

         On August 28, 2000, the Ash and Berger actions were consolidated (the "Consolidated Action") pursuant to stipulation by both parties.

         On July 11, 2001, the parties agreed to a memorandum of understanding outlining a settlement of the Consolidated Action. The terms of the settlement are confidential. The Court has granted preliminary approval of the settlement. The settlement will not materially effect the financial position or results of operations of the Partnership.

                    REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS


To the Partners of
Phoenix Leasing Associates II L.P.:

         We have audited the accompanying balance sheets of Phoenix Leasing Associates II L.P. (a California limited partnership) as of September 30, 2001 and 2000. These financial statements are the responsibility of the Partnership's management. Our responsibility is to express an opinion on these financial statements based on our audits.

         We conducted our audits in accordance with auditing standards generally accepted in the United States. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

         In our opinion, the balance sheets referred to above present fairly, in all material respects, the financial position of Phoenix Leasing Associates II L.P. as of September 30, 2001 and 2000, in conformity with accounting principles generally accepted in the United States.





San Francisco, California,
November 30, 2001

                       PHOENIX LEASING ASSOCIATES II L.P.

                                 BALANCE SHEETS

                                     ASSETS


                                                                September 30,
                                                               2001       2000
                                                               ----       ----

Cash .....................................................   $    252   $ 35,343
Due from Phoenix Leasing Cash Distribution
  Fund V, L.P ............................................    170,986    184,586
Investment in Phoenix Leasing Cash Distribution
  Fund V, L.P. ...........................................     53,850     35,436
                                                             --------   --------

         Total Assets ....................................   $225,088   $255,365
                                                             ========   ========



                       LIABILITIES AND PARTNERS' CAPITAL

Liabilities:

     Accounts payable and accrued expenses ...............   $  1,667   $  2,275
     Due to General Partner ..............................     62,823     92,492
                                                             --------   --------

         Total Liabilities ...............................     64,490     94,767
                                                             --------   --------
Partners' Capital:

     General Partner (99 partnership units) ..............        990        990
     Limited Partner (99 partnership units) ..............    159,608    159,608
                                                             --------   --------

         Total Partners' Capital .........................    160,598    160,598
                                                             --------   --------

         Total Liabilities and Partners' Capital .........   $225,088   $255,365
                                                             ========   ========

      The accompanying notes are an integral part of these balance sheets.

                       PHOENIX LEASING ASSOCIATES II L.P.

                           NOTES TO THE BALANCE SHEETS

                               September 30, 2001


Note 1.  Organization:

         Phoenix Leasing Associates II L.P., a California limited partnership (the Partnership), was formed under the laws of the State of California on August 17, 1990, to act as the general partner of Phoenix Leasing Cash Distribution Fund V, L.P.(CDF V), a California limited partnership. The general partner of the Partnership is Phoenix Leasing Associates II, Inc. (PLAII), a Nevada corporation and wholly-owned subsidiary of Phoenix Leasing Incorporated
(PLI), a California corporation. The limited partner of the partnership is Lease Management Associates, Inc., a Nevada corporation controlled by an officer of PLAII, who owns the ultimate parent of PLAII.

         The Partnership records its investment in CDF V under the equity method of accounting. As general partner, the Partnership has complete authority in, and responsibility for, the overall management of CDF V, which includes responsibility for supervising CDF V's acquisition, leasing, remarketing and sale of equipment.

Note 2.  Income Taxes:

         The Partnership is not subject to federal and state income taxes on its income. Federal and state income tax regulations provide that items of income, gain, loss and deductions, credits and tax preference items of limited partnerships are reportable by the individual partners in their respective income tax returns. Accordingly, no liability for such taxes has been recorded on the Partnership's balance sheets.

Note 3.  Use of Estimates:

         The preparation of balance sheets in conformity with generally accepted accounting principles requires management to makes estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the balance sheets. Actual results could differ from those estimates.

Note 4.  Compensation and Fees:

         The Partnership receives acquisition fees equal to three percent of the purchase price of assets acquired or financed by CDF V in connection with the analysis, selection and acquisition or financing of assets, and the continuing analysis of the overall portfolio of CDF V's assets, and management fees equal to three percent of CDF V's gross revenues in connection with managing the operations of CDF V. In addition, the Partnership receives an interest in CDF V's profits, losses and distributions. Management fees of $12,367 and $24,330 and acquisition fees of $158,619 and $160,256 as of September 30, 2001 and 2000, respectively, are included in Due from Phoenix Leasing Cash Distribution Fund V, L.P. on the balance sheets.

                       PHOENIX LEASING ASSOCIATES II L.P.

                           NOTES TO THE BALANCE SHEETS

                               September 30, 2001


Note 5.  Allocation of Profits, Losses and Distributions:

         Profits and losses attributable to acquisition fees paid to the Partnership by CDF V are allocated to the partners in proportion to their ownership interests. All other profits and losses are allocated to PLAII.
Distributions are made in accordance with the terms of the partnership agreement.

Note 6.  Related Parties:

         PLAII has entered into an agreement with PLI whereby PLI will provide management services to the Partnership in connection with the operations and administration of CDF V. In consideration for the services and activities to be performed by PLI pursuant to this agreement, PLAII pays PLI fees in an amount equal to: three percent of CDF V's cumulative gross revenues plus the lesser of three percent of the purchase price of equipment acquired by and financing provided to businesses by CDF V or 100% of the net cash attributed to the acquisition fee which has been distributed to PLAII plus 100% of all other net cash from operations of the Partnership. Management fees paid to PLI equal $371,758 and $606,730 for the twelve months ended September 30, 2001 and 2000, respectively.

Note 7.  Commitments and Contingencies:

         On October 28, 1997, a Class Action Complaint (the "Complaint") was filed against Phoenix Leasing Inc., Phoenix Leasing Associates, II and III L.P., Phoenix Securities Inc. and Phoenix American Inc. (the "Companies") in California Superior Court for the County of Sacramento by eleven individuals on behalf of investors in Phoenix Leasing Cash Distribution Funds I through V (the "Partnerships"). The Companies were served with the Complaint on December 9, 1997. The Complaint sought declaratory and other relief including accounting, receivership, imposition of constructive trust and judicial dissolution and winding up of the Partnerships, and damages based on fraud, breach of fiduciary duty and breach of contract by the Companies as general partners of the Partnerships.

         Plaintiffs severed one cause of action from the Complaint, a claim related to the marketing and sale of Cash Distribution Fund V, and transferred it to Marin County Superior Court (the "Berger Action"). Plaintiffs then dismissed the remaining claims in Sacramento Superior Court and re-filed them in a separate lawsuit making similar allegations (the "Ash Action").

         The Ash complaint includes six causes of action: breach of fiduciary duty, constructive fraud, judicial dissolution of Cash Distribution Fund IV, judicial dissolution of Cash Distribution Fund V, accounting and alter ego. The Companies recently answered the complaint and discovery has commenced. The plaintiffs' depositions have been taken and plaintiffs recently took depositions of the Companies.

         The Berger complaint relates to alleged misrepresentations made in connection with the offering of Cash Distribution Fund V. The Companies have answered the complaint and discovery has commenced. A class has been certified. The plaintiffs' deposition have been taken and plaintiffs recently took depositions of defendants.

                       PHOENIX LEASING ASSOCIATES II L.P.

                           NOTES TO THE BALANCE SHEETS

                               September 30, 2001


Note 7.  Commitments and Contingencies (continued):

         On August 28, 2000, the Ash and Berger actions were consolidated (the "Consolidated Action") pursuant to stipulation by both parties.

         On July 11, 2001, the parties agreed to a memorandum of understanding outlining a settlement of the Consolidated Action. The terms of the settlement are confidential. The Court has granted preliminary approval of the settlement. The settlement will not materially effect the financial position or results of operations of the Partnerships.